Exhibit 10.1

UNSECURED PROMISSORY NOTE

$800,000	August 12, 2015

FOR VALUE RECEIVED, the undersigned, Vaccinogen, Inc., a Maryland corporation (“Vaccinogen”), hereby promises to pay to the order of Dolphin Offshore Partners, LP (the “Lender”), the principal sum of Eight Hundred Thousand Dollars ($800,000) (the “Principal Amount”) in lawful money of the United States of America, and together with interest thereon at the rate hereinafter specified and any and all other sums which may be due and owing hereunder to the Lender, which shall be paid at the address of the Lender below, in accordance with the terms contained herein.

1.          Interest. Vaccinogen shall pay interest from the date of this Unsecured Promissory Note (this “Note”) on the Principal Amount outstanding from time to time at a rate per annum equal to nine percent (9%). The interest shall be due and payable on the Maturity Date (hereinafter defined).

2.          Calculation of Interest. Interest on the Principal Amount of this Note shall be calculated on the basis of a 360 day per year factor applied to the actual days on which there exists an unpaid principal balance due under this Note.

3.          Maturity. The entire outstanding Principal Amount and all accrued interest shall become fully due and payable on November 10, 2015 (the “Maturity Date”).

4.          Prepayment. Vaccinogen may prepay this Note, together with all then accrued interest, in whole or in part at any time, or from time to time, without penalty or additional interest. Any amounts prepaid hereunder shall be applied as provided in Section 5 below.

5.          Payments. All payments made hereunder shall be in lawful money of the United States of America. All payments and prepayments shall be applied first to costs of collection, next, to accrued interest, and thereafter to principal.

6.          Default and Remedies. The following shall be a default under this Note and shall entitle the Lender to all of the rights and remedies specified herein or otherwise available under applicable law or in equity: (i) any failure to make any payment due under this Note when due or upon the failure to comply with any other terms and provisions of this Note, if such failures remain uncured for a period of ten (10) business days; (ii) a petition for relief in a bankruptcy court is filed by Vaccinogen or Vaccinogen applies for, consents to or acquiesces in the appointment of a trustee, custodian or receiver for Vaccinogen or any of its assets or property or make a general assignment for the benefit of its creditors or, in the absence of such application, consent or acquiescence, a trustee, custodian or receiver is appointed for Vaccinogen or for a substantial part of its assets or property and is not discharged within thirty (30) days thereafter; (iii) any bankruptcy, reorganization, debt arrangement or other proceeding or case under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted against Vaccinogen and if instituted against Vaccinogen is consented to or acquiesced in by Vaccinogen or remains undismissed for sixty (60) days thereafter; or (iv) Vaccinogen takes any action to authorize any of the actions described in subsection (ii) or (iii). Vaccinogen hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance and performance of this Note.

7.          Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Maryland.

8.          No Waiver. The delay or failure of the Lender to exercise its rights hereunder shall not be deemed a waiver thereof. No waiver of any rights of the Lender shall be effective unless in writing and signed by the Lender and any waiver of any right shall not apply to any other right or to such right in any subsequent event or circumstance not specifically included in such waiver.

9.          Successors and Assigns. This Note shall not be assignable by the Lender without the prior written consent of Vaccinogen. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.         No Senior Debt. Vaccinogen does not currently have any indebtedness for borrowed money or any obligations evidenced by notes or debentures or similar instruments (collectively, “Debt”), except indebtedness owed to Organon Teknika Corporation (now Merck) in the amount of $3,000,000 (plus accrued interest calculated from October 31, 2007 based on a simple annual interest rate based on the prime lending rate in effect on the anniversary of October 31, 2007) pursuant to that certain Letter Agreement, dated October 31, 2007, among Intracel Holdings Corporation, Intracel Acquisition Holdings Company LLC, Organon Biosciences International B.V., and Organon Teknika Corp (the “Merck Debt”). The Merck Debt is due one (1) year after the first marketing approval of OncoVax by the United States Food and Drug Administration or the European Medicines Agency, whichever is first, in annual payments of $1,000,000 (plus accrued interest) until collection of the entire outstanding amount (subject to certain acceleration provisions). From the date hereof and until the date that this Note is paid in full, Vaccinogen shall not incur, create or assume any additional Debt, except: (a) Debt existing or arising under this Note and any refinancing thereof; and (b) Debt that is subordinate to the prior payment in full of the obligations evidenced by this Note.

11.         Separate Counsel. Each of the parties hereto acknowledges that (i) he/she/it has read this Note in its entirety and understands all of its terms and conditions, (ii) he/she/it has had the opportunity to consult with any individuals of their choice regarding their agreement to the provisions contained herein, including legal counsel of their choice, and any decision not to was theirs alone, and (iii) he/she/it is entering into this Note of their own free will, without coercion from any source. Each of Lender and Vaccinogen acknowledges and agrees that Venable LLP is representing Vaccinogen in connection with this Note, and does not represent Lender.

12.         Notices. Any notices or other communication required hereunder shall be deemed properly given if delivered in person or if mailed by registered or certified mail, postage prepaid, return receipt requested to the parties at the following addresses:

if to Vaccinogen, to:

Vaccinogen, Inc.

949 Fell Street

2nd Floor

Baltimore, MD 21231

Attn: President

with a copy to:

Venable LLP

750 E. Pratt Street

Baltimore, Maryland 21202

Attn: Eric R. Smith, Esq.

if to the Lender:

Dolphin Offshore Partners, LP

PO Box 16867

Fernandina Beach, FL  32035

Attn: Peter Salas

[Signatures on following page]

IN WITNESS WHEREOF, Vaccinogen has caused this Note to be executed on its behalf by its duly authorized officer as of the day and year first above written.

VACCINOGEN, INC.

By:
Name: Andrew L. Tussing
Title: Chairman and Chief Executive Officer

AGREED TO AND ACKNOWLEDGED

DOLPHIN OFFSHORE PARTNERS, LP

By:
Name: Peter Salas
Title:

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